CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LILELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SUPPLEMENTAL AGREEMENT BETWEEN PHARMACY VALUE MANAGEMENT SOLUTIONS, INC. AND [ ]

This supplemental agreement (the "Agreement"), dated as of June 12, 2019, shall confirm the expanded relationship between Pharmacy Value Management Solutions, Inc. *dba* SleepMaster Solutions ("SMS") and [ ] ([ ]), (sometimes collectively referred to as the "Parties") with respect to the operation of a telephone customer service/sales room to be established by SMS at [ ] facilities, and further, with respect to [ ] serving as SMS' master distributor. This Agreement is intended to modify the Parties' agreement dated March 14, 2018, but only to the extent specifically provided for herein.

SMS entered into an agreement with Concentra Health Services, Inc. ("Concentra") pursuant to which Concentra engaged SMS to serve as its national preferred sleep apnea provider throughout the U.S. Pursuant to that agreement, a joint referral form was created between SMS and Concentra whereby the Concentra clinics refer their patients believed to be in need of sleep apnea testing to SMS. Those referrals will, in all likelihood, be generated via an electronic system owned and created by Concentra, which will prompt such referrals, automatically, from each Concentra clinic, depending upon Concentra's initial screening. It is anticipated that the volume of such referrals will be substantial, totaling many hundreds, if not thousands, each day, five days a week. It is the intent of this Agreement to provide the mechanism whereby the Parties will be able to accommodate such volume that all Concentra (and other) patients are properly serviced in an efficient and medically sound manner by SMS through the screening, testing and, when indicated, treatment process, all under the SMS trade name -- SleepMaster Solutions.

It is the intent of this Agreement to set forth the basic parameters pursuant to which the Parties will: (i) establish a telephone/sales room operation at [ ] facilities located in [ ] or such other facility(s) as may be jointly agreed upon; (ii) retain appropriate customer service/sales personnel to service the incoming referrals; (iii) arrange for sleep apnea screening, testing and treatment, when indicated; (iv) arrange for payment to SMS for such testing and treatment; and, (v) arrange for an adequate supply of testing and treatment devices as may, from time to time, be necessary to accommodate the high volume of referrals anticipated as a result of SMS' agreement with Concentra.

Set forth below are the financial and operational agreements reached between the Parties to accomplish the foregoing. The Parties understand that, as a practical matter, situations may change requiring additional and/or different terms between the Parties. Set forth below are the basic terms and understanding between the Parties such that they may commence initial operation of this venture.

In consideration of SMS agreeing to utilize the services of [ ] as its master distributor, the Parties agree as follows:

1. **Premises.** [ ]will dedicate sufficient space at its facilities to accommodate at least fifteen (15) customer service/sales personnel ("CS/SP"), who will work the majority of their work time onsite, and make arrangements for an additional five (5) CS/SP to work offsite (at [ ]discretion), collectively, "SMS UtahPersonnel", to service patients referred to SMS, whether those referrals result from SMS' agreement with Concentra or other SMS accounts ("SMS Patients"). Whether or not the referrals of SMS Patients go directly to the space dedicated to SMS by [ ] at its facilities or to an SMS Utah Personnel working at an offsite location, same shall, for all purposes, be deemed exclusively an SMS Patient, and at no time shall they be deemed, in any way, a patient of [ ]. The space dedicated at the [ ]facilities and the SMS Utah Personnel shall both be deemed dedicated exclusively to SMS. Notwithstanding the foregoing, however, if one or more SMS Utah Personnel is not, at a given point in time, occupied performing services for SMS, it is understood that [ ] may use such personnel for purposes of its regular business provided such other use of an SMS UtahPersonnel shall not interfere with such SMS
Utah Personnel's customer service/sales obligations to SMS. There will be no charge to SMS for use of the dedicated facility or the build out of said facility (or home office work) such as to accommodate SMS Utah Personnel except as hereinafter specifically provided otherwise. The dedicated facility shall, hereinafter, be referred to as the "SMS [ ]Facility."

2. **SMS Utah Personnel.** [ ]] shall be primarily responsible for hiring and training the SMS Utah Personnel to serve as SMS' customer service/sales personnel at the SMS [ ] Facility. It is agreed that the initial SMS Utah Personnel will total fifteen (15) and be expanded or reduced on an as-needed basis, as mutually agreed. However, failing to agree, SMS shall have the final say as to whether or not to expand or reduce the SMS Utah Personnel, which SMS may do at any time at its sole expense (if expanded). All hires and terminations of SMS Utah Personnel shall be subject to approval by SMS management.

3. **SMS [ ] Personnel Compensation.** Except as provided in "2." above, compensation of all SMS Utah Personnel shall be the sole responsibility of [ ]. Not included within the foregoing shall be any executive/supervisory personnel hired by SMS to supervise the SMS [ ] Facility. It is the Parties' current contemplation that the number of SMS Utah Personnel that will be necessary to initially service the SMS Patients will be fifteen (15). In the event more than 15 such personnel are required to properly service the SMS Patients, the Parties will share the payroll obligation for such additional personnel on a 55% / 45% basis with SMS paying 55% of such compensation. The Parties will mutually agree on whether or not additional hires will be hired as employees or independent contractors.

4. **Electronic Interfacing.** SMS shall be responsible for providing all necessary electronic interfacing as SMS deems necessary so that the SMS Utah Personnelhave the capability of
(i) having telephone contact with SMS Patients; (ii) establishing patient files for SMS Patients; (iii) arranging for the testing of SMS Patients, including interfacing with SMS credit card facilities for purposes of obtaining payment for testing and treatment; and, (iv) arranging for such other needs as SMS may deem to be appropriate. [ ] shall

provide the local hardware, telephone system, telephones and computers for the SMS Utah Personnel. In connection with the ability to obtain payment for the testing and treatment of SMS Patients, the methodology by which such payment may be taken shall be solely determined and arranged for by SMS, in compliance with State and Federal privacy laws. All SMS Patient records shall be deemed the exclusive property of SMS.

5. **Master Distributor.** [ ] shall serve as the "Master Distributor" for purposes of providing the testing and treatment equipment necessary to service the SMS Patients. It is expected that the size of the SMS Patient population shall be substantial and may outpace [ ] current capabilities. In the event the number of SMS Patients exceeds [ ] capabilities, [ ] shall have the option to either increase its capabilities at its sole cost and expense, or arrange for additional testing and treatment devices, on an as-needed basis, through sub-distributors. The fee charged to SMS for all testing and treatment shall, regardless of the source of testing and treatment devices, be as set forth below. In the event[ ] negotiates a price with sub-distributors such that it can obtain such devices at a price point providing a profit margin between the price it pays to the sub-distributor and the price it receives from SMS (the "Profit Margin"), 100% of said Profit Margin shall be retained by [ ]. Provided [ ] can and does, throughout the term of this Agreement, fulfill its obligations pursuant to the terms of this Agreement, its position as Master Distributor shall be deemed exclusive with respect to providing the home sleep testing and initial CPAP equipment necessary to service SMS Patients.

   Additional supplies that may be required for SMS Patients is specifically included in this arrangement. It is specifically understood that the SMS [ ] Personnel and SMS, through its other facilities, will use their best efforts to induce SMS Patients purchasing CPAP devices to also participate in the SMS automatic resupply program, whereby, the patient is resupplied, quarterly, with filters, hoses and masks for their CPAP device at a pre-determined price which is automatically charged to their credit card. The Parties will, from time to time, mutually agree upon the cost to the SMS Patient for each item being resupplied to the SMS Patient, determine actual cost of each such item and the gross profit realized from each transaction. Gross profit shall be divided equally between the Parties hereto. Additionally, in reference to the home sleep test device, it is further understood that in the event late charges are charged to the SMS Patient's credit card for failure to return the home sleep test device in a timely manner, 100% of such late charges collected shall be retained by [ ]. It is understood that the Parties' respective accounting personnel will be charged with the responsibility of working out the accounting and payment details regarding the above.

   [ ] agrees to not, without SMS' express written consent, contact SMS Patients, it being the Parties' intention that, at all times, SMS Patients shall be serviced by SMS, seamlessly, with the assistance of [ ] as provided for herein.

6. **[ ] Compensation.** SMS shall provide the following compensation to [ ]for its performance of its obligations set forth herein and those provided for in its agreement with SMS dated March 14, 2018:

a. *Home Sleep Test (HST).* Ship HST unit (Philips Respironics Alice NightOne or comparable device, as may be agreed upon) to SMS Patient, score results and provide a medical interpretation for SMS Patient's HST --$[ ]

b. *CPAP.* Ship CPAP unit (Philips Respironics DreamStation Auto CPAP or comparable device, as may be agreed upon) to SMS Patient --$[ ]

c. *Warrant.* As additional consideration for [ ] performing its full obligations herein and in its agreement dated March 14, 2018, Advanzeon Solutions, Inc. ("Advanzeon"), the parent company of Pharmacy Value Management Solutions, Inc., grants [ ] a three-year Warrant to purchase one million (1,000,000) shares of Advanzeon's common stock at an exercise price of $0.11. The Warrant shall vest as follows:

(i) June 30, 2019 – 250,000 shares
(ii) September 30, 2019 – 250,000 shares
(iii) December 31, 2019 – 250,000 shares
(iv) March 31, 2020 – 250,000 shares

As a condition of the vesting of the Warrant described above, this Agreement must be in full force and effect and not the subject of litigation, mediation or arbitration at the time of each vesting.

7. **Insurance.** [ ] shall have SMS named as a named insured on its liability and property insurance policy covering its services and the SMS [ ] Facility as the SMS interest may appear.

8. **Term.** The term of this Agreement shall be five (5) years, expiring on June 12, 2024, unless sooner terminated by either Party as provided for in the Parties' agreement dated March 14, 2018. The expiration date of the March 14, 2018 agreement is hereby modified so as to be coterminous with this Agreement.

9. **Press Release.** Either Party may issue a press release referencing the entering into of this Agreement provided that each of the Parties hereto shall give the other Party the right to review any proposed press release for factual accuracy prior to its release.

10. **Modification.** Except as herein modified or supplemented, the terms of the Parties' agreement dated March 14, 2018 shall remain in full force and effect.

11. **Non-Circumvention and Non-Disclosure.** The Non-Circumvention and Non-Disclosure Agreement between the Parties, dated June 3, 2019, is incorporated herein by reference.

Pharmacy Value Management Solutions, Inc.
***dba* SleepMaster Solutions**

Clark A. Marcus
Chairman and CEO

Dated: 6/12/19

[ ]

[ ], RPSGT, RST
President and Owner

Dated: 6/12/2019

Advanzeon Solutions, Inc. (as to paragraph 6.c.)

Clark A. Marcus
Chairman and CEO

Dated: 6/12/19